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EXHIBIT 4.3

NON-QUALIFIED STOCK OPTION CONTRACT

        THIS NON-QUALIFIED STOCK OPTION CONTRACT is entered into as of June 30, 2003 by and between MTR Gaming Group, Inc. a Delaware corporation (the "Company"), and Richard F. Strafella (the "Optionee"), an executive employee of a subsidiary of the Company.

        In consideration of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    Option Grant.    The Company and the Optionee hereby agree to be bound by the terms of this Agreement with respect to the grant made by the Company's Board of Directors (the "Board") effective on May 13, 2003 of an option to purchase an aggregate of 50,000 shares of the common stock, $.00001 par value per share, of the Company ("Common Stock") at an exercise price of $8.00 per share, being the estimated fair market value of such shares of Common Stock on the date of Grant ("the Option"). This option is not intended to constitute an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The Option will vest immediately.

        2.    Term; Exercise.    This Option shall be for a term of five (5) years and will expire on May 13, 2008, subject to earlier termination as provided herein (the "Termination Date"). This option is exercisable at anytime prior to the Termination Date except as otherwise provided by the terms of this option. In no event may a fraction of a share of Common Stock be purchased under this option.

        3.    Notice of Exercise; Payment.    This option shall be exercisable by giving written notice to the Company at its principal office, presently State Route 2 South, Chester, West Virginia, Attn.: Chief Financial Officer, stating that the Optionee is exercising this option, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor: (a) in cash or by certified check; (b) with previously acquired shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate exercise price of all options being exercised; or (c) with any combination of cash, certified check or shares of Common Stock having such value.

        4.    Representations and Warranties of Optionee.    Notwithstanding the foregoing, this option shall not be exercisable by the Optionee unless: (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of the option shall be effective and current at the time of exercise; or (b) there is an exemption from the registration requirements under the Securities Act for the issuance of the shares of Common Stock upon exercise. The Optionee hereby represents and warrants to the Company, that: (i) the shares of Common Stock to be issued upon the exercise of this option are being acquired by the Optionee for the Optionee's own account, for investment only and not with a view to the resale or distribution thereof; and (ii) any subsequent resale or distribution of shares of Common Stock by the Optionee will be made only pursuant to (x) a Registration Statement under the Securities Act which is effective and current with respect to the shares of Common Stock being sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution. Such representation and warranties shall also be deemed to be made by the Optionee upon each exercise of this option. Nothing herein shall be construed as requiring the Company to register the shares subject to this option under the Securities Act.

        5.    Legends; Stop Transfer Instructions.    The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of this Option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to: (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act and any applicable state securities laws; or (b) implement the provisions of any agreement between the Company and the Optionee with respect to such shares of Common Stock.

        6.    Taxes.    The Company may withhold cash and/or shares of Common Stock to be issued to the Optionee in the amount which the Company determines is necessary to satisfy its obligation to withhold taxes or other amounts incurred by reason of the grant or exercise of this Option, its disposition or the disposition of the underlying shares of Common Stock. Alternatively, the Company may require the Optionee to pay the Company such amount in cash promptly upon demand.

        7.    Compliance With Applicable Laws.    The Optionee agrees to comply with all applicable laws relating to the grant and exercise of the Option and the disposition of the shares of Common Stock acquired upon exercise of the Option, including without limitation, federal and state securities and "blue sky" laws, and applicable prospectus delivery requirements.

        8.    Transferability.    The Option is not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, or the Optionee's legal representatives, provided, however, that the Option may be exercised and the underlying securities resold by any family member of the Optionee who has acquired the Option from the Optionee through a gift or a domestic relations order. For purposes of this Option, "family member" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

        9.    Successors And Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, any successor or assign of the Company and to any Legal Representative of the Optionee, or any family member as defined in this Agreement acquiring the Option as a result of a gift or pursuant to a domestic relations order.

        10.    Restriction On Sales.    The Optionee agrees not to sell more than 25,000 shares of Common Stock issuable pursuant to this agreement in any calendar week without the written consent of the Company.

        11.    Governing Law.    This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

        12.    Validity.    The invalidity, illegality or unenforceability of any provision herein shall not affect the validity, legality or enforceability of any other provision, all or which shall be valid, legal and enforceable to the fullest extent permitted by applicable law.

        13.    Adjustments Upon Changes in Common Stock.    Notwithstanding any other provision of this Agreement, in the event of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which is outstanding immediately prior to such event, the aggregate number and kind of shares subject to the Agreement, the aggregate number and kind of shares subject to each outstanding Award, the exercise price of each option, any contingencies and restrictions based on the number or kind of shares, shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties. Such adjustment may provide for the elimination of fractional shares without payment therefor. In the event of (a) the liquidation or dissolution of the Company, (b) a merger in which the Company is not the surviving corporation or a consolidation, or (c) any transaction (or series of related transactions) in which (i) more than 50% of the outstanding Common Stock is transferred or exchanged for other consideration, or (ii) shares of Common Stock in excess of the number of shares of Common Stock outstanding immediately preceding the transaction are issued (other than to stockholders of the Company with respect to their shares of stock in the Company), any outstanding options, unvested stock shall terminate upon the earliest of any such event, unless other provision is made therefor in the transaction. The Company and the Optionee agree that the terms of this Section 13 shall apply to and be deemed to be incorporated in all option agreements executed by and between the Company and the Optionee prior to the date of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MTR GAMING GROUP, INC.
By:	\s\ Edson R. Arneault
Name:	Edson R. Arneault
Its:	President
OPTIONEE
By:	\s\ Richard F. Strafella Richard F. Strafella 2812 Via Bel Mondo Henderson, NV 89014

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NON-QUALIFIED STOCK OPTION CONTRACT